Exhibit 10.2

ASSET PURCHASE AND SALE AGREEMENT

Between

ROANOKE GAS COMPANY

as Seller,

And

APPALACHIAN NATURAL GAS DISTRIBUTION COMPANY,

as Buyer

February 16, 2007

ASSET PURCHASE AND SALE AGREEMENT

This Asset Purchase and Sale Agreement, dated as of February 16, 2007 (hereinafter this “Agreement”), is made by and between Roanoke Gas Company, a Virginia corporation (“Roanoke” or “Seller”) and Appalachian Natural Gas Distribution Company, a Virginia corporation (the “Buyer”).

WITNESSETH:

WHEREAS, Roanoke, is engaged in the business of certain natural gas distribution and activities relating thereto in the city of Roanoke, Virginia, and surrounding areas, as well as in the town of Bluefield and the county of Tazewell, Virginia; and

WHEREAS, Buyer, is engaged in the business of certain natural gas distribution and activities, related thereto in the state of Virginia; and

WHEREAS, on the terms and subject to the conditions of this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the natural gas distribution assets of Roanoke related to its operations in and around the town of Bluefield and the county of Tazewell, Virginia (the “Business”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound, the parties hereby agree as follows.

ARTICLE I

DEFINITIONS

Section 1.1. Certain Definitions. As used in this Agreement, the following terms will have the respective meanings set forth below:

“Action” shall mean any claim, action, litigation, suit, arbitration, proceeding, investigation, or other legal or administrative proceeding.

“Acquisition Proposal” shall have the meaning specified in Section 6.11.

“Adjustment Amount” shall have the meaning specified in Section 2.2(c) (iv).

“Adjusted Closing Date Balance Sheet” shall have the meaning specified in Section 2.2 (c).

“Adjustment Statement” shall have the meaning specified in Section 2.2(c) (i).

“Affiliate” of a Person shall mean any other Person that directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common Control with, the first mentioned Person.

“Agreement” shall have the meaning specified in the Preamble hereto.

“Assets” shall mean and include the following: to the extent owned by Roanoke and used in the Business: real property in the Bluefield, Virginia area, utility plant and structures, equipment, allocated natural gas inventories, if any, regulatory assets net of regulatory liabilities, materials and supplies, accounts receivable, business records related exclusively to the Business, customer lists, transferable permits and other mutually acceptable identified assets of the Business.

“Books and Records” shall have the meaning specified in Section 6.4(a).

“Business” shall mean Roanoke’s natural gas distribution operations in the town of Bluefield and the county of Tazewell, Virginia.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day banks in the State of Virginia are authorized or required to be closed.

“Business Employee” shall mean any individual who is an employee of Seller whose employment relates primarily to this Business.

“Buyer” shall have the meaning specified in the Preamble hereto.

“Buyer Indemnified Parties” shall have the meaning specified in Section 9.2(a).

“Buyer Material Adverse Effect” shall mean any change or effect that would materially and adversely impair or impact Buyer’s ability to perform its obligations hereunder.

“Closing” shall have the meaning specified in Section 2.3.

“Closing Date” shall have the meaning specified in Section 2.3.

“Closing Date List of Assets” shall mean the list of the Business assets, subject to the Agreement, prepared prior to closing, as specified in Section 2.2 (a).

“Closing Date Purchase Price” shall mean the aggregate purchase price paid by Buyer pursuant to Section 2.2.

“Commission” shall mean the Virginia State Corporation Commission

“Control,” and its derivative expressions, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Damages” shall have the meaning specified in Section 9.2(a).

“De Minimis Buyer Losses” shall have the meaning specified in Section 9.2(b) (ii).

“Disclosed Contracts” shall have the meaning specified in Section 4.

“Environmental Laws” shall mean any and all laws relating to the prevention of pollution, the preservation and restoration of environmental quality, or the protection of human health, wildlife, or environmentally sensitive areas, the remediation of contamination or the handling, transportation, disposal or release into the environment of Hazardous Materials.

“Excluded Assets” shall mean all records, files, agreements, properties or interests which are not directly relating to the Business and which support the remainder of the Ronaoke operations outside of Bluefield, Virginia.

“Final Adjustment Statement” shall have the meaning specified in Section 2.2(c) (iii).

Final Purchase Price” shall mean the aggregate purchase price paid by Buyer pursuant to Article II, as finally adjusted pursuant to Section 2.1(a).

“GAAP” shall mean United States generally accepted accounting principles as of the date hereof applied on a consistent basis during the periods involved.

“Governmental Entity” shall mean any federal, state, local, domestic or foreign government or any court of competent jurisdiction, regulatory or administrative agency or commission or other Governmental Entity or instrumentality, whether federal, state, local, domestic or foreign.

“Initial Purchase Price” shall mean the aggregate purchase price as specified in Section 2.1(a).

“Interest Rate” shall mean the Prime Rate.

“Law” means any statute, law, ordinance, rule or regulation.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Material Adverse Impact” shall mean damages to the Business or the Assets of the Business equaling $20,000 or more.

“Material Adverse Effect” shall mean a material adverse effect on the Assets, properties, financial condition or results of operations of the Business, taken as a whole, excluding any effect related to or resulting from (a) any event affecting the United States or global economy or capital or financial markets generally, (b) any change in conditions in the United States or Virginia (or any other state) natural gas distribution business generally, (c) any change in Law or GAAP, or in the authoritative interpretations thereof or in regulatory guidance related thereto, or (d) the Excluded Assets.

“Neutral Auditor” shall have the meaning specified in Section 2.2(c) (iii).

“Roanoke” shall have the meaning specified in the Recitals hereto.

“Order” means any judicial judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award, in each case to the extent binding and finally determined.

“Permit” means any license, franchise, registration, permit, order, approval, consent, waiver, variance, exemption or any other authorization of or from any Governmental Entity.

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act of 1934, as amended).

“Pre-Closing Period” shall have the meaning specified in Section 10.1(a).

“Prime Rate” shall mean the annual rate of interest published from time to time as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal.

“Required Consents” shall have the meaning specified in Section 7.1(b).

“Resolution Period” shall have the meaning specified in Section 2.2(c) (iii).

“Seller” shall have the meaning specified in the Preamble hereto.

“Seller Indemnified Parties” shall have the meaning specified in Section 9.3(a).

“Seller’s Threshold” shall have the meaning specified in Section 9.2(b) (ii).

“Subsidiary” or “Subsidiaries” of any Person shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

“Survival Period” shall have the meaning specified in Section 9.1(a).

“Taxes” shall mean any federal, state, local and foreign income, franchise, gross receipts, sales, use, property, real estate and any other similar taxes.

“Taxing Authority” shall mean any Governmental Entity serving as a tax authority.

“Tax Returns” shall mean any Taxes that are required to be filed.

“Third-Party Approvals” means any approval, consent, waiver, variance, exemption or any other authorization of or from any person that is not a Governmental Entity or an Affiliate of the person seeking such Third-Party Approval.

“Transfer Taxes” shall have the meaning specified in Section 10.4.

“Virginia Code” shall mean the (Utility Transfers Act, Section 56-89, et seq. of the Virginia Code)

“WARN” shall have the meaning specified in Section 6.6.

Section 1.2. Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement, (a) words in the singular will be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other gender as the context requires, (b) the terms “hereof”, “herein”, “herewith” and “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation” and (d) captions to articles, sections and subsections of, and schedules and exhibits to, this Agreement are included for convenience and reference only and shall not constitute a part of this Agreement or affect the meaning or construction of any provision hereof. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

ARTICLE II

PURCHASE PRICE; CLOSING

Section 2.1. Purchase Price.

(a) Initial Purchase Price. The purchase price (“Initial Purchase Price”) for the Assets of the Business (which are listed in Schedule 2.1) shall be an amount (subject to adjustment as provided in Section 2.2) equal to the book value of net plant, plus 1%, plus accounts receivable, natural gas inventory, and other current assets included in the Closing Date List of Assets (attached as Schedule 2.1). Based on the foregoing the Initial Purchase Price currently is estimated at $3,300,000. The Initial Purchase Price shall be adjusted at closing pursuant to Section 2.2(a) (as so adjusted, the “Closing Date Purchase Price”) and shall be further adjusted post closing pursuant to Section 2.2(c) hereof (the Initial Purchase Price, as so finally adjusted, being the “Final Purchase Price”).

Section 2.2. Purchase Price Adjustment

(a) Closing Date Purchase Price Adjustments and Procedures. Not more than ten (10) Business Days nor less than five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer (1) a Closing Date Balance Sheet and (2) a certificate of an authorized officer setting forth Seller’s good faith estimate, as of the Closing Date, of the Closing Date

Purchase Price, together with a statement of the factual basis, mathematical calculations and accounting methods used to adjust the Initial Purchase Price, including adjustments for the pro-ration of real estate taxes and personal property taxes, as well as for Buyer’s assumption of Customer Deposits as of the Closing Date

(b) Payment of Closing Date Purchase Price. At the Closing Buyer shall pay and deliver to Seller the Closing Date Purchase Price as follows: Buyer shall pay to Seller the Closing Date Purchase Price, in cash plus the delivery of a promissory note in the amount of $1,300,000 payable to Roanoke in the form attached hereto in Schedule 2.2. Payment of the cash portion of the Closing Date Purchase Price shall be made by wire transfer of immediately available funds, in United States Dollars, to such bank accounts as shall be designated by Seller in writing at least one Business Day prior to Closing.

(c) Final Purchase Price Adjustment

(i) Within 120 days after the Closing Date, Buyer shall prepare and deliver to Seller the Adjusted Closing Date List of Assets and associated working papers, which reflects changes resulting from Buyers post closing evaluation. Based upon the Adjusted Closing Date List of Assets, Buyer will also provide an Adjustment Statement which calculates adjustments to the Closing Date Purchase Price, resulting in the Final Purchase Price. Seller shall provide Buyer and its independent accountants and financial advisors, at no expense to Buyer, with all accounting services, assistance and access during normal business hours to the working papers, accounting and other books and records of the Business and the appropriate personnel of the Business to the extent required to complete its preparation of the Adjustment Statement.

(ii) After receipt of the Adjustment Statement, Seller shall have 30 days to review Adjustment Statement. On or prior to the 30th day after actual receipt by the Seller of the Adjustment Statement, Seller shall deliver written notice to Buyer specifying in reasonable detail any disputed items and the basis therefore. If Seller fails to so notify Buyer of any such disputes on or prior to the 30th day after receipt of the Adjustment Statement, all calculations and valuations set forth on the Adjustment Statement shall be deemed accepted by Seller and shall be final, binding, conclusive and non-appealable for all purposes of this Agreement.

(iii) If Seller so notifies Buyer of any disputed items on the Adjustment Statement in accordance with the above provisions, Seller and Buyer shall, over the 20 days following the date of such notice (the “Resolution Period”), attempt to resolve their differences and any written resolution by them as to any disputed item shall be final, binding, conclusive and non-appealable for all purposes of this Agreement. If at the conclusion of the Resolution Period, Seller and Buyer have not reached an agreement on the disputed items, then all items remaining in dispute shall be submitted by Seller and Buyer to an independent auditor as to which the parties shall reasonably agree prior to expiration of the Resolution Period (the “Neutral Auditor”). All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor shall be borne 50% by Seller and 50% by Buyer. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Neutral Auditor shall be borne by the party incurring such cost and expense. The Neutral Auditor shall determine the fairness of those items still in dispute at the end of the Resolution Period. In no event shall the Neutral Auditor’s determination be outside of the range of amounts claimed by the respective parties with respect to those items in dispute. The parties shall instruct the Neutral Auditor to render its reasoned written decision as soon as practicable but in no event later than 45 days after its engagement (which engagement shall be made no later than ten (10) Business Days after the end of the Resolution Period). Such decision shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding, conclusive and nonappealable for all purposes hereunder. The term “Final Adjustment Statement” shall mean the definitive Adjustment Statement agreed to (or deemed agreed to) by Seller and Buyer in accordance with Section 2.2(c) (ii) or the definitive Adjustment Statement resulting from the determination made by the Neutral Auditor in accordance with this Section 2.2(c) (iii), in each case setting forth the final determination of the Adjusted Closing Date List of Assets.

(iv) If the Final Adjustment Statement results in an adjustment to the Closing Date Purchase Price, the party owing any difference, either Buyer or Seller, shall make payment by mutually acceptable method of immediately available funds to the account designated by Seller or Buyer, as the case may be, in United States Dollars, within five (5) Business Days after (a) the Adjustment Statement has been accepted or deemed accepted by Buyer pursuant to Section 2.2(c)(ii), (b) any proposed change made by Buyer has been agreed upon by the parties during the Resolution Period or (c) a final determination has been made by the Neutral Auditor as described in Section 2.2(c)(iii), as applicable. Payments due shall be paid to the applicable party together with interest at the Interest Rate from and including the Closing Date to but excluding the date of payment.

Section 2.3. Closing. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article VIII hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Buyer in Abingdon, Virginia at 10:00 a.m., Eastern Standard time, on the second Business Day after all of the conditions to the Closing set forth in Article VII hereof are satisfied or waived, or such other date, time and place as shall be agreed upon by Seller and Buyer (the actual date and time of the Closing being the “Closing Date”).

Section 2.4. Buyer Deliveries. At the Closing, Buyer shall deliver to Seller:

(a) a certificate confirming the good standing of Buyer from the Secretary of State of the Commonwealth of Virginia, dated within ten (10) Business Days of the Closing Date;

(b) a cross receipt acknowledging receipt of the Assets of the Business;

(c) a certificate from authorized officers of Buyer, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.2(a) and (b) have been satisfied;

(d) evidence of approval of all the Governmental Entities required of Buyer;

(e) cash equal to the Closing Date Purchase Price, as and to the extent provided in Section 2.2(b);

(f) a promissory note in the amount and substantially in the form attached hereto in Schedule 2.2(b);

(g) such other agreements, consents, documents and instruments as are reasonably required to be delivered by Buyer at the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith, including all such other instruments as Seller or its counsel may reasonably request in connection with the purchase of the Business contemplated hereby.

Section 2.5. Deliveries of Seller. At the Closing, Seller shall deliver, or cause Roanoke to deliver, to Buyer:

(a) certificates confirming (i) the due incorporation of RGC and Roanoke, and (ii) the good standing of RGC and Roanoke from the Secretary of State of the applicable states of their incorporation dated within ten (10) Business Days of the Closing Date;

(b) duly executed assignments and bills of sale, to the extent necessary for Buyer to perfect its ownership interest therein, for the assets listed in Schedule 2.1(a) including but not limited to titles to all motor vehicles and equipment include in the Assets of the Business;

(c) a cross receipt acknowledging receipt of the Closing Date Purchase Price payable at Closing pursuant to Section 2.2(b);

(d) evidence of the approvals of the Governmental Entities required of Seller set forth on Schedule 3.3;

(e) Executed Service Agreements containing substantially the same terms and conditions set forth in Schedule 2.5 hereof, duly executed by Buyer and Seller, pursuant to which Seller or an Affiliate of Seller will provide mutually agreed services to Buyer. The scope of services and fees charged therefore shall be reasonably agreed to by Seller and Buyer prior to closing;

(f) such other agreements, consents, documents and instruments as are reasonably required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith, including all such other instruments as Buyer or its counsel may reasonably request in connection with the purchase of the Stock Interests contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING to Roanoke

Seller represents and warrants to Buyer that, as of the date of this Agreement:

Section 3.1. Due Incorporation. Roanoke is duly incorporated, validly existing and in good standing under the laws of its state of Virginia. Roanoke has the requisite corporate power and authority to own its properties and assets and to carry on its business as presently conducted. Roanoke is duly authorized, qualified or licensed or owns or has the valid right to use all assets, rights, contracts, permits and interests necessary for the conduct of the Business and is in good standing in every jurisdiction wherein, by reason of the nature of the Business, the failure to be so qualified would have a Material Adverse Effect.

Section 3.2. Non-Contravention. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated thereby, will not (a) violate or conflict with any provision of the certificate of incorporation or bylaws of Roanoke and (b) assuming that all Permits and Third-Party Approvals set forth in Schedule 3.3 hereto have been obtained or made or filed, (i) violate any Law or Order to which Roanoke is subject or (ii) constitute any default under, or trigger any “change-in-control” rights or remedies under, or give rise to any Lien , acceleration of remedies, any buy-out right or rights of first offer or refusal or of termination under any contract, license, indenture, mortgage, lease, note or other agreement or instrument to which Roanoke is subject or is a party, except, in the case of this clause (b) for any such violation, conflict, breach, default or creation of any Lien (A) which would not have a Material Adverse Effect or (B) that has been waived, cured or consented to on or prior to the Closing Date.

Section 3.3 Ownership Interest, No Encumbrances

(a) Roanoke has good title to the Business and all Assets of the Business free and clear of all Liens and restrictions on transfer, and has the full corporate power, right and authority to transfer and convey all the Business and related Assets to the Buyer at the Closing.

(b) Except as set forth on Schedule 3.3, there are no outstanding options, warrants or other rights of any kind relating to the Business which have been issued, granted or entered into by Seller.

Section 3.4 Contracts. Schedule 3.4 is a true and complete list of contracts to which Roanoke is either a party or bound, or which otherwise constitutes part of or relates to the Business (“Disclosed Contract(s)”):

(a)

(i) that involves payments or receipts of more than $20,000 per annum, or more than $70,000 in the aggregate;

(ii) that contain a covenant not to compete restricting Roanoke or an Affiliate from competing in the regulated distribution of natural gas in any region;

(iii) under which Roanoke has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money, or (B) granted a Lien on its assets, whether tangible or intangible;

(iv) involve hedges, swaps, fixed priced commitments or other derivatives that would be an obligation of the Business after Closing;

(v) that is a Contract for the employment of any individual on a full-time, part-time, consulting or other basis;

(vi) that involves the licensing of Intellectual Property used in connection with the Business, including all Contracts whereby Roanoke has been licensed, has licensed or sublicensed, is obligated to pay any royalty or other fee for the use of or right to use or any third party (including any current or former employee or officer) has retained, acquired or licensed the right to use any Intellectual Property;

(vii) that is a Contract or collective bargaining agreement with any labor union or representative of Business Employees;

(viii) that is any amendment, supplement or restatement or other modification relating to any of the foregoing.

(b) Seller has furnished or made available to Buyers a true and complete copy of each Disclosed Contract.

(i) To Seller’s knowledge, each Disclosed Contract is valid and in full force and effect according to its terms, except as the enforceability may be limited by bankruptcy, insolvency, or other similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity, and

(ii) Roanoke is not in default or breach under any such Disclosed Contract, except where such default or breach would not have a Material Adverse Impact. To Seller’s knowledge, the other Parties thereto are not in default or breach under any such Disclosed Contract and there are no Actions affecting the same of which Seller has received notice except where such failure to be valid or in full force and effect or such default, breach or Action would not have a Material Adverse Impact.

Section 3.5 Litigation. Except as set forth in Schedule 3.5 there are no Actions pending and to Seller’s knowledge, there is no Action threatened in law or in equity or before any Governmental Entity, against Roanoke that if determined or resolve adversely, could result in a Material Adverse Impact.

Section 3.6 Compliance with Laws

(a) Except as disclosed on Schedule 3.6 and except for those failures to have, to be in full force and effect, to file, retain and maintain and to comply, in the aggregate, that would not have a Material Adverse Impact: (i) to Roanoke’s knowledge, Roanoke has all Permits issued by Governmental Entities and required thereby for the operation of the Business, (ii) all such Permits are in full force and effect and no Action is pending, nor to Roanoke’s knowledge, threatened, to suspend, revoke or terminate any such Permit or declare any such Permit invalid, (iii) to Roanoke’s knowledge, Roanoke has filed all necessary reports and maintained and retained all required records pertaining to such Permits and (iv) to Roanoke’s knowledge Roanoke, has otherwise complied with all of the Laws and Orders applicable to its existence, financial conditions, operations and business. Seller is not making any representation or warranty in this Section 4.6 with respect to any Taxes, or any environmental matter, as such matters are exclusively addressed in Section 3.7, and Section 3.8, respectively.

(b) Except as set forth on Schedule 3.5, to the knowledge of Seller, the properties and operations of the Business are in compliance with all pipeline safety and occupational health and safety requirements imposed by any Governmental Entity under Law with respect to such properties and operations, except where failure to comply would not have a Material Adverse Impact.

Section 3.7 Tax Matters.

(a) Except as set forth on Schedule 3.6, to Seller’s knowledge, Roanoke has timely filed all material Tax Returns required to be filed on or prior to the Closing Date, all such Tax Returns were true and complete in all material respects and all material Taxes owed by each Purchased Company (whether or not shown on any Tax Return) have been timely paid;

(b) Roanoke is not currently the beneficiary of any extension of time within which to file any Tax Return;

(c) there is no Action pending, or to Seller’s knowledge, threatened against, or with respect to Roanoke any Tax or Tax assessment, nor has any unresolved written claim for additional Tax or Tax assessment been asserted or, to Seller’s knowledge, been proposed by any Tax Authority;

(d) there are no Liens on any of the assets of Roanoke that arose in connection with any failure (or alleged failure) to pay any Tax:

(e) no claim has been made by any Taxing Authority in a jurisdiction where Roanoke does not file Tax Returns that it is or may be subject to taxation in that jurisdiction;

(f) Roanoke has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(g) Roanoke does not (A) have any liability for the Taxes of any other Person under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), (B) have any liability for the Taxes of any Person as a transferee or successor, or otherwise, or (C) is a Party to any contract providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters;

(h) Roanoke has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, creditor, shareholder, stockholder, member, manager, partner, independent contractor or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed;

(i) to the best of Roanoke’s knowledge, Roanoke has never engaged in a “listed transaction” as such term is defined in Treasury Regulations section 1.6011-4(b) (2);

(j) no portion of Roanoke has ever been “sold or exchanged” as those terms are used in IRC Section 708(b) (1) (B); and

(k) to the knowledge of Seller, Schedule 3.6 sets forth any and all claims (whether or not previously resolved) for additional Tax or Tax assessments against Roanoke at any time during the preceding three (3) years.

Section 3.8 Environmental Matters. Except as set forth on Schedule 3.8: (a) to Seller’s knowledge, Roanoke and their respective properties and operations are and, within any unexpired statute of limitations period, have been in compliance with applicable Environmental Laws except where failure to comply should not have a Material Adverse Impact, (b) the properties owned, leased, operated or occupied by Roanoke are not subject to any unfulfilled remedial obligation imposed under applicable Environmental Laws, (c) Roanoke possesses all Permits required under applicable Environmental Laws for the Business as presently conducted, and to Seller’s knowledge all such Permits are in full force and effect, (d) Seller has not received any notice of alleged violation of or potential liability under applicable Environmental Laws relating to the Business, that have not been resolved to the satisfaction of a Governmental Body, (e) to Seller” knowledge, Roanoke is not subject to any unresolved Action initiated by any Governmental Entity pursuant to applicable Environmental Laws that relates to or may impact the Assets or the Business, (f) to Seller’s knowledge, there has been no exposure of any Person or property to any Hazardous Materials in connection with the properties or operations of the Business that could reasonably be expected to result in a claim for damages or compensation except where such claim would not have a Material Adverse Impact and (g) true and complete copies of all reports, correspondence and other documents addressing potentially material environmental matters relating to the Business have been made available for review by Buyers, except where such reports, correspondence and other documents are subject to a currently valid privilege against disclosure that needs to be maintained by Seller for litigation purposes.

Section 3.9 Finders; Brokers. There is no basis for any claims upon Buyer, Seller or any of their respective Affiliates for brokerage commissions, finder’s fee or like payments in connection with this Agreement or the transactions contemplated hereby resulting from any action taken by Seller, any of their Affiliates or by any other Person on Seller’s or any Affiliate’s behalf.

Section 3.10 Insurance. Schedule 3.10 sets forth a true and complete list of all of the policies of insurance carried by Seller, that insure the Assets or the operation of the Business on or prior to the Closing Date (collectively, the “Seller’s Policies”). All premiums payable under the Seller’s Policies have been paid in a timely manner. With respect to the Seller’s Policies, (a) all are in full force and effect, (b) all have been complied with in all material respects and (c) there is no claim under any such policy as to which coverage has been denied or disputed by the underwriters or issuers thereof.

Section 3.11 No Knowledge of Breach. Neither Seller nor any of its Affiliates has knowledge of any breach of any representation or warranty by Buyer or, as of the date hereof, of any other condition or circumstance that would excuse Seller from its timely performance of its obligations hereunder.

ARTICLE IV

REPRESENTATIONS OF BUYER

Buyer represents and warrants that, as of the date of this Agreement:

Section 4.1. Due Organization and Power of Buyer. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate the properties used in the Business being purchased hereunder and to carry on its business and the Business as the same is now being conducted. Buyer is duly authorized, qualified or licensed to do business as a limited liability company and in good standing in every jurisdiction wherein, by reason of the nature of the Business, the failure to be so qualified would have a Buyer Material Adverse Effect.

Section 4.2. Authorization and Validity of Agreement; Non-Contravention. This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited partnership, partner, corporate, shareholder, member or other action, and Buyer has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity. The execution and delivery by Buyer of this Agreement do not, and the consummation by Buyer of the transactions contemplated hereby will not, (a) violate or conflict with any provision of the Buyers articles of incorporation or by laws or other governing documents of Buyer or (i) violate any Law or Order to which Buyer is subject or (ii) result in any breach or creation of any Lien or constitute default under any contract, indenture, mortgage, lease, note or other agreement or instrument to which Buyer is subject or is a party, for any such violation, conflict, breach, default or creation of any Lien which would not have a Buyer Material Adverse Effect.

Section 4.3. Governmental Approvals; Consents and Actions. No Action is pending or, to the knowledge of Buyer, threatened against Buyer which would have a Buyer Material Adverse Effect. Except for the requirements of the Virginia Code and the Commission, no Permit from or of any Governmental Entity or any third party, is required on the part of Buyer in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby, except for such Permits the failure of which to obtain or make would not have a Buyer Material Adverse Effect or which have been obtained. Buyer is qualified to obtain those consents from the Commission. There are no conditions in existence which could reasonably be expected to delay, impede, restrict or prevent the receipt by Buyer of the consents from the Commission or any consent, approval, authorization or order of any Governmental Entity in connection with the transactions contemplated by this Agreement, including under the Virginia Code.

Section 4.4. Litigation. There are no (a) Orders against or affecting Buyer or its Affiliates or (b) Actions pending or, to the knowledge of Buyer, threatened against or affecting Buyer or its Affiliates (i) challenging or seeking to restrain, delay or prohibit any of the transactions contemplated by this Agreement or (ii) preventing Buyer from performing in all material respects its obligations under this Agreement.

Section 4.5. Independent Decision. Buyer (a) has knowledge and experience in financial and business matters, (b) has the capability of evaluating the merits and risks of investing in the Business, (c) can bear the economic risk of an investment in the Business and can afford a complete loss of such investment and (d) is not in a disparate bargaining position with Seller. Buyer acknowledges that it and its representatives have been permitted such access to the books and records, facilities, equipment, tax returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Business that it and its representatives have desired or requested to see and/or review, and that it and its representatives have had such opportunity to meet with the officers and employees of the Business to discuss the businesses and assets of the Business as Buyer has deemed necessary.

Section 4.6 Financial Capacity; No Financing Condition. Buyer has available to it as of the date hereof and at Closing funds sufficient to consummate the transactions contemplated by this Agreement. Buyer understands that its obligations to effect the transactions contemplated thereby are not subject to the availability to Buyer or any other Person of financing. (waiting for commitment letter)

Section 4.7 Finders; Brokers. Neither Buyer nor its Affiliates is a party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement.

Section 4.8 No Knowledge of Seller’s Breach. Neither Buyer nor any of its Affiliates or representatives has knowledge of any breach of any representation or warranty by Seller or of any other condition or circumstance that would excuse Buyer from its timely performance of its obligations hereunder.

Section 4.9 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Buyer nor any other Person makes any other representation or warranty, whether express or implied, on behalf of Buyer.

ARTICLE V

AGREEMENTS OF BUYER AND SELLER

Section 5.1. Operation of the Business. Except with respect to the Excluded Assets, until the Closing, Roanoke shall conduct the Business, and operate and maintain its asset, in the ordinary course of business, consistent with past practices, keep the books and records of Roanoke in accordance with past practices, maintain all of its existing insurance coverage, and pay all of its trade payables and other obligations on a timely basis. RGC will not, and shall cause Roanoke not to, without the prior written approval of Buyer (which approval shall not be unreasonably withheld, delayed or conditioned) or as otherwise contemplated by this Agreement, take any of the following actions with respect to Roanoke:

(a) amend the Roanoke certificates of incorporation, or bylaws, or issue or agree to issue any additional shares of stock (or other equity interests) of any class or series, or any securities convertible into or exchangeable or exercisable for stock (or other equity interests), or issue any options, warrants or other rights to acquire any capital stock (or other equity interests);

(b) sell, transfer or otherwise dispose of or encumber any of the Assets of the Business other than (i) in the ordinary course of business, or (ii) with regard to the Excluded Assets;

(c) cancel any debts or waive any material claims or rights pertaining to the Business, except as otherwise set forth in this Agreement;

(d) incur, assume or guarantee any indebtedness for borrowed money, or issue any notes, bonds, debentures or other similar securities, or grant any option, warrant or right to purchase any of the same, or issue any security convertible or exchangeable or exercisable for debt securities of that may affect the Business;

(e) make or change any material Tax elections (except as required by Law), or settle or compromise any material Tax liability;

(f) enter into any employment agreement;

(g) except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles or practices used by Roanoke;

(h) make any capital expenditure or make any commitment to make any capital expenditure in excess of $20,000, other than (i) to repair, maintain or replace any assets, properties or facilities in the ordinary course of business, or (iii) as may be necessary to maintain or restore safe operations of the Business or respond to any catastrophe or other emergency situation

(i) pledge or mortgage the assets of the Business or otherwise cause or permit a Lien to exist against the assets of the Business;

(j) acquire any interest or otherwise make any investment in any other Person, or enter into any joint venture, partnership or similar arrangement;

(k) knowingly allow any material Permits held by Roanoke which relate to the Business to terminate or lapse;

(l) enter into any agreement or amend, modify or terminate any Disclosed Contract or Permit related to the Business to which Roanoke is a party or by which any of its respective assets are bound, except in the ordinary course of business consistent with past practices or except as otherwise contemplated in this Agreement; or

(m) agree, whether in writing or otherwise, to do any of the foregoing; provided, however, that nothing in this Section 5.1 shall preclude Seller from obtaining the consent of any third party required in connection with the transactions contemplated by this Agreement.

Section 5.2. Efforts; Cooperation; No Inconsistent Action.

(a) Subject to the terms and conditions of this Agreement, each of the parties will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement, including using commercially reasonable efforts to ensure satisfaction of the conditions precedent to each party’s obligations hereunder. Buyer and Seller shall timely and promptly make all filings which may be required by any of them in connection with the consummation of the transactions contemplated hereby under the Virginia Code. Each party shall furnish to the other party such necessary information and assistance as such other party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Entity, including any filings necessary under the provisions of the Virginia Code. Each party shall provide the other party the opportunity to make copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party and its representatives, and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, Commission or any other Governmental Entity and members of their respective staffs with respect to this Agreement and the transactions contemplated hereby. With the exception of payment of the required filing fees and the parties’ costs and expenses necessary to prosecute such filings, neither Seller nor Buyer shall be required to make any material monetary expenditures, commence or participate in any material litigation, or offer or grant any material accommodation (financial or otherwise) to any third Person in connection therewith.

(b) From time to time after the Closing Date, without further consideration, Seller will, at its own expense, execute and deliver such documents to Buyer as Buyer may reasonably request in order to more effectively consummate the transactions contemplated by this Agreement. From time to time after the Closing Date, without further consideration, Buyer will, at its own expense, execute and deliver such documents as Seller may reasonably request in order to more effectively consummate the transactions contemplated by this Agreement.

(c) Seller and Buyer shall notify and keep the other advised as to any litigation or administrative proceeding pending and known to such party, or to its knowledge, threatened, which challenges the transactions contemplated hereby. Seller and Buyer shall not take any action inconsistent with its obligations under this Agreement or which would materially hinder or delay the consummation of the transactions contemplated by this Agreement, or the prompt receipt of required consents or approvals under the Virginia Code, or other applicable laws.

(d) After the Closing Date, each party shall have reasonable access to the employees of the other party and its Affiliates, for purposes of consultation or otherwise, to the extent that such access may reasonably be required in connection with matters relating to or affected by the operations of Roanoke prior to the Closing Date. The parties agree to cooperate in connection with any audit, investigation, hearing or inquiry by any Governmental Entity, litigation or regulatory or other proceeding which may arise following the Closing Date and which relates to the ownership of the Assets or operation of the Business, prior to the Closing Date. Notwithstanding any other provision of this Agreement to the contrary, each party shall bear its own expenses, including fees of attorneys or other representatives, in connection with any such matter described in this Section 5.2 in which the Seller and the Buyer are subjects or parties or in which they have a material interest.

Section 5.3. Public Disclosures. Prior to the Closing Date, except as otherwise required by law, rule or regulation, no party to this Agreement or its representatives or Affiliates will issue any press release or make any public disclosure concerning the transactions contemplated by this Agreement without the prior written consent of the other parties. After the Closing Date, no party will issue any press release or make any public disclosure concerning the transactions contemplated by this Agreement or the contents of this Agreement without prior notice to the other party. Notwithstanding the above, nothing in this Section will preclude any party from making any disclosures required by Law or necessary and proper in conjunction with the filing of any Tax Return, filing with the Federal Securities and Exchange Commission or other document required to be filed with any Governmental Entity; provided that the party required to make such disclosure shall, to the extent practical, allow the other party reasonable time to review and comment thereon in advance of such disclosure.

Section 5.4. Access to Records and Personnel.

(a) Buyer shall retain (and/or cause Roanoke to retain) the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers (in each case, including electronic versions thereof) relating to the Business and the period before Closing (the “Books and Records”) for the period of time set forth in its records retention policies on the Closing Date or for such longer period as may be required by Law or any applicable court order but in any event for at least seven (7) years. After the seven-year period, before Buyer or Roanoke shall dispose of any Books and Records, Buyer shall give at least 45 days’ prior written notice to such effect to Seller, and Seller shall be given the opportunity, at its expense, to remove and retain all or any part of such Books and Records as Seller may elect. Notwithstanding the foregoing, Buyer shall retain (or cause Roanoke to retain) for such longer periods any and all Books and Records that relate to any ongoing litigation, investigation, Action or proceeding until such time as Buyer is notified of the final conclusion of such matter.

(b) The parties will allow each other reasonable access to such Books and Records and, to the extent available, to personnel having knowledge of the whereabouts and/or contents of such Books and Records, for legitimate business reasons, such as the preparation of Tax returns or the defense of litigation and responding to data requests from Governmental Entities. Each party shall be entitled to recover its out-of-pocket costs (including copying costs) incurred in providing such records and/or personnel to the other party. The requesting party will hold in confidence all confidential information identified as such by, and obtained from, the disclosing party, any of its officers, agents, representatives or employees, provided, however, that information which (i) was in the public domain; (ii) was in fact known to the requesting party prior to disclosure by the disclosing party, its officers, agents, representatives or employees; or (iii) becomes known to the requesting party from or through a third party not under an obligation of non-disclosure to the disclosing party, shall not be deemed to be confidential information.

Section 5.5. Excluded Assets. All other rights, titles and interests in and to, or otherwise relating to any assets not included in the Adjusted Closing Date List of Assets are, Excluded Assets and are reserved and retained by Seller.

Section 5.6. Funding of Disbursements. Effective at the opening of business on the Closing Date, Buyer shall be responsible for funding all disbursements and expenses of the Business.

Section 5.7. No-Shop. From and after the date of this Agreement and until the Closing or until this Agreement is terminated, Seller shall not, and shall cause its officers, directors, employees, agents and representatives (including any investment bankers, attorneys or accountants retained by such Persons) not to, initiate or continue to solicit, directly or indirectly, any inquiries with respect to the making of any proposal with a third party with respect to a merger, consolidation or similar transaction involving the Business (any such proposal being an “Acquisition Proposal”), except in connection with the sale, merger, transfer or other disporition of the stock or assets of RGC Resources. Seller shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to an Acquisition Proposal, other than with Buyers. Seller shall not respond to, commit or participate in any such inquiries, proposals or negotiations (except to provide notice declining to do so). Nothing in this section shall prevent Roanoke Gas Company from considering the sale, merger, transfer, or other disposition of the capital stock or assets of Roanoke Gas Company.

Section 5.8 Amendments to Disclosure Schedules.

(a) Seller may, from time to time, prior to Closing , by delivering a written copy thereof to Buyer, supplement or amend its disclosure schedules attached to this agreement ( “Disclosure Schedules”) to correct any matter that would constitute a breach of any representation or warranty of Seller herein contained if (i) such supplement or amendment relates to a matter that occurred prior to the date hereof and the failure to have included such item is discovered by Seller after the date hereof (“Pre-Signing Corrections”) or (ii) such supplement or amendment relates to a matter arising after the date hereof but prior to the Closing Date (a “Post-Signing Correction”); provided, however, that Seller must indicate therein whether each supplement or amendment is a Pre-Signing Correction or Post-Signing Correction.

(b) If Seller supplement or amend any Disclosure Schedule and the Closing would otherwise occur within 10 Business Days thereafter, then Buyer shall have the right to postpone the Closing Date until the date which is 10 Business Days after Buyer received Seller’s amendment or supplement (or if such date is not the last Business Day of the month, then until such last Business Day.)

(c) Any amendments or supplements shall not affect the rights of Buyer under its closing conditions set forth in Section 6.3 (a).

(d) If the Closing occurs, any such supplement or amendment of any such Disclosure Schedule will be effective to cure and correct any breach of any representation or warranty that would have existed absent such amendment or supplement but not any breach of covenants and Buyer shall have no right, and hereby waives any and all rights, to bring any claim in respect of or relating to such breach of representation or warranty; provided, however, that, as set forth in Section 8.2(b)(ii), the amount of any Damages arising from any and all Pre-Signing Corrections shall be counted as Damages for purposes of determining whether the Seller’s Deductible has been reached, but not otherwise.

ARTICLE VI

CONDITIONS

Section 6.1. Conditions Precedent to Obligations of Buyer and Seller. The respective obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement on the terms specified herein shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) No Injunction, etc. There shall have been no statute, rule, regulation, injunction, restraining order or decree of any nature by any Governmental Entity that is in effect that restrains or prohibits the consummation of any of the transactions contemplated by this Agreement; and no action or proceeding before any Governmental Entity shall have been instituted or threatened which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the enforceability of this Agreement; and

(b) Regulatory Authorizations. All consents, approvals, authorizations and orders of any Governmental Entity as are necessary in connection with the transfer of the assets and the Business to Buyer, including a final, order(s) approving such transfers by the Commission under the Virginia Code (the “Required Consents”), shall have been obtained on terms mutually agreeable to Buyer and Seller

(c) Bluefield Gas Company. All consents, approvals, and authorizations with respect to the transfer of the ownership of Bluefield Gas Company pertaining to the Bluefield, West Virginia natural gas distribution business to ANGD LLC have been obtained on terms mutually agreeable to Buyer and Seller and closing shall have occurred or shall occur simultaneous with the closing of this Agreement.

Section 6.2. Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transactions provided for in this Agreement on the terms specified herein is subject to fulfillment of each of the following conditions:

(a) Representations and Warranties. Buyer’s representations and warranties made in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date); and

(b) Performance of Covenants. Buyer shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed by it prior to or at the Closing.

Section 6.3. Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate the transactions provided for in this Agreement on the terms specified herein is subject to fulfillment of each of the following conditions:

(a) Representations and Warranties. Seller’s representations and warranties made in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date).

(b) Performance of Covenants. Seller shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed by it prior to or at the Closing; and

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any fact or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

ARTICLE VII

TERMINATION

Section 7.1. Termination Events. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Buyer and Seller;

(b) by either Buyer or Seller if the Closing has not occurred by the close of business on June 30, 2008, provided that the failure to consummate the transactions contemplated by this Agreement did not result from the failure by the party seeking termination of this Agreement to fulfill any material undertaking or commitment provided for herein that is required to be fulfilled by it prior to the Closing; and further provided that in the event Commission approval is not obtained prior to June 1, 2008, and the Parties are in good faith working towards such approval, then the termination date in this section 8.1(b) shall be extended to a mutually agreeable date.

(c) by Buyer if Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3 and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to Seller;

(d) by Seller if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2 and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to Buyer; or

(e) by either Buyer or Seller if any Law or Order or rule becomes effective prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, upon notification of the non-terminating party by the terminating party.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

Section 8.1. Survival.

(a) The representations and warranties of the Seller set forth in Articles III and IV, and of the Buyer set forth in Article V shall, without regard to any investigation made by any party, survive the Closing Date until twelve (12) months thereafter; provided, however, that all other representations and warranties of the Seller and the Buyer contained in this Agreement shall expire and be of no further force or effect as of the Closing. The survival period set forth above for each such representation or warranty is referred to herein as the “Survival Period.”

(b) No claim for Damages or other relief of any kind (including a claim under Section 8.2(a)(i) or Section 8.3(a)(i)) arising out of or relating to any breach of representation or warranty under this Agreement may be brought unless a written notice describing the nature of the claim, the theory of liability or the nature of the relief sought and the material factual assertions upon which the claim is based is given to the other party, before the termination of the applicable Survival Period. Notwithstanding anything herein to the contrary, any representation or warranty that would otherwise terminate shall continue to survive for any Damages with respect to which such notice is given pursuant to this Agreement prior to the end of the Survival Period, until the matter is finally resolved and any related Damages are paid.

Section 8.2. Indemnification by Seller.

(a) Except as otherwise provided in Article IX below and subject to the further provisions hereof, Seller shall defend, indemnify and hold Buyer, its Affiliates and respective successors and permitted assigns, and their respective shareholders, members, partners (general and limited), officers, directors, managers, employees, agents and representatives, and each of their heirs, executors, successors and assigns (“Buyer Indemnified Parties”), harmless from and against and in respect of any and all actual damages relating to any demands, claims, lawsuits, causes of action, losses, investigations and other proceedings (whether or not before a Governmental Entity and whether or not brought by a third party), including reasonable attorney’s fees, court costs and other documented out-of-pocket expenses incurred investigating or preparing the foregoing, but excluding in all cases any special, indirect, incidental, consequential, or punitive damages (except for reasonable attorney’s fees, court costs and other documented out-of-pocket expenses incurred investigating or preparing the foregoing) (collectively, “Damages”), which arise out of (i) any breach of any of the representations and warranties contained in Article III or IV hereof, or (ii) any breach of any of the covenants of Seller in this Agreement.

(b) The foregoing obligation to indemnify Buyer Indemnified Parties set forth in Section 8.2(a) shall be subject to each of the following limitations:

(i) Seller’s indemnification obligations under Section 8.2 or otherwise shall terminate upon expiration of the Survival Period and Seller thereafter shall have no further obligation or liability whatsoever.

(ii) No reimbursement or payment for any Damages asserted against Seller under Section 8.2(a) above shall be required unless and until the cumulative aggregate amount of such Damages equals or exceeds $20,000 (the “Seller’s Threshold”), and then only to the extent that the cumulative aggregate amount of Damages, as finally determined, exceeds the Seller’s Threshold; provided that any Damages which individually total less than $5,000 (“De Minimus Buyer Losses”) shall be excluded in their entirety and Seller in no event shall have any liability hereunder to any Buyer Indemnified Parties for any such De Minimis Buyer Losses.

(c) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, SELLER’S AGGREGATE LIABILITY TO THE BUYER INDEMNIFIED PARTIES FOR ANY AND ALL DAMAGES AS DEFINED IN SECTION 8.2(A) UNDER OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING, WITHOUT LIMITATION, THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS ARTICLE VIII AND THE PROVISIONS OF ARTICLE IX HEREIN, SHALL NOT EXCEED $500,000 AND BUYER HEREBY WAIVES AND RELEASES (AND SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS) SELLER FROM AND AGAINST ANY CLAIMS OR DAMAGES OF ANY KIND WHATSOEVER IN EXCESS OF THIS AGGREGATE CAP, REGARDLESS OF THE SOLE, JOINT, CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF ANY KIND OF SELLER, BUYER, Roanoke, OR ANY OTHER PARTY OR PERSON.

(d) The indemnities provided in this Section 8.2 shall survive the Closing, except as otherwise described above. The indemnity provided in this Section 8.2 shall be the sole and exclusive remedy of the Buyer Indemnified Parties against the Seller at law or in equity relating to this Agreement or the transactions contemplated hereby, and shall be in lieu of any and all other rights or claims which Buyer may have.

(e) Buyer shall give Seller prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section, together with the estimated amount of such claim, and Seller shall have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying Buyer within sixty (60) days of receipt of Buyer’s written notice; provided, however, that Seller’s counsel shall be reasonably satisfactory to Buyer. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice. If Buyer desires to participate in, but not control, any such defense assumed by Seller, it may do so at its sole cost and expense. If Seller declines to assume any such defense, it shall be liable for all reasonable costs and expenses of defending such claim incurred by Buyer, including reasonable fees and disbursements of counsel in the event it is ultimately determined that Seller is liable for such claim pursuant to the terms of this Agreement. No party shall, without the prior written consent of the other party, which shall not be unreasonably withheld, delayed, or conditioned, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other parties or any Subsidiary or Affiliate thereof or if such settlement or compromise does not include an unconditional release of the other parties for any liability arising out of such claim or demand or any related claim or demand. The foregoing provision shall not apply to Seller’s control of the matters set forth in Schedule 3.4, which shall be governed by Section 5.2(f).

Section 8.3. Indemnification by Buyer.

(a) Except as otherwise provided in Article IX below and subject to the further provisions hereof, Buyer shall defend, indemnify and hold Seller, its respective successors and permitted assigns, and their respective shareholders, members, partners (general and limited), officers, directors, managers, employees, agents, and representatives, and each of their heirs, executors, successors and assigns (“Seller Indemnified Parties”), harmless from and against and in respect of any and all Damages arising out of (i) any breach of any of the representations and warranties contained in Article IV hereof, (ii) any breach of any of the covenants of Buyer in this Agreement, REGARDLESS OF THE SOLE, JOINT, CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OR RESPONSIBILITY OF SELLER , BUYER OR ANY OTHER PARTY OR PERSON.

(b) Buyer’s indemnification obligations under Section 8.3 shall terminate upon expiration of the Survival Period and Buyer thereafter shall have no further obligation or liability whatsoever.

(c) The indemnities provided in this Section 8.3 shall survive the Closing. The indemnity provided in this Section 8.3 shall be the sole and exclusive remedy of the Seller Indemnified Parties against the Buyer at law or in equity relating to this Agreement in the transactions contemplated hereby, and shall be in lieu of any and all other rights or claims which the Seller may have.

(d) Seller shall give Buyer prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section, together with the estimated amount of such claim, and Buyer shall have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying Seller within sixty (60) days of receipt of Seller’s written notice; provided, however, that Buyer’s counsel shall be reasonably satisfactory to Seller. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice. If Seller desires to participate in any such defense assumed by Buyer it may do so at its sole cost and expense. If Buyer declines to assume any such defense, it shall be liable for all costs and expenses of defending such claim incurred by Seller, including reasonable fees and disbursements of counsel. No party shall, without the prior written consent of the other parties, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other parties or any Subsidiary or Affiliate thereof or if such settlement or compromise does not include an unconditional release of the other parties for any liability arising out of such claim or demand.

Section 8.4. Other Indemnification Matters.

(a) The amount of any Damages for which indemnification is provided under this Article VIII shall be computed net of any insurance or other proceeds received or recoverable by the indemnified party in connection with such Damages.

(b) Each indemnified party agrees that it shall pursue in good faith claims under any applicable insurance policies and against other third parties who may be responsible for Damages.

(c) The parties agree that the indemnification provisions set forth in this Agreement shall not apply to any Damages to the extent such Damages are accounted for in the calculations of the purchase price adjustments set forth in Section 2.2.

(d) The Seller shall have no indemnification obligation to Buyer under this Article X to the extent that the underlying obligation or liability is reflected on the Closing Date List of Assets as adjusted or accounted for in the Final List of Assets.

ARTICLE IX

TAX MATTERS

Section 9.1. Amended Tax Returns.

(a) Except as may be required by Law, no amended Tax Return shall be filed, and no change in any Tax accounting method or Tax election shall be made by, on behalf of, or with respect to the Business, for any period ending on or before the Closing Date (“Pre-Closing Period”) without the consent of the Seller, which may be withheld in Seller’s sole discretion.

(b) Buyer and Seller agree to provide such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 9.1(b) or pursuant to any other Section hereof providing for the sharing of information relating to or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto in accordance with Section 5.4(b).

Section 9.2. Tax Refunds and Credits. Any refund or credits of Taxes paid or payable that are attributable to the Business for any Pre-Closing Period shall be for the account of the Seller. Any refunds or credits of Taxes paid or payable that are attributable to the Business for any other taxable period shall be for the account of the Buyer. The Buyer shall, if the Seller so requests and at the Seller’s expense, file for and obtain, or shall cause Roanoke to file for and obtain, any refunds or credits to which the Seller is entitled. Buyer shall, or shall cause Roanoke to, forward to the Seller any such refund within ten (10) Business Days after the refund is received (or reimburse the Seller for any such credit within (10) Business Days after the credit is applied against another Tax liability).

Section 9.3. Tax Treatment of Payments. The parties shall treat any indemnification payment made pursuant to this Agreement as a purchase price adjustment for Tax purposes.

Section 9.4. Transfer Taxes. All Transfer Taxes incurred in connection with this Agreement, the sale of the Business or the Assets and the transactions contemplated hereby shall be borne one-half by Buyer and one-half Seller. The party with primary responsibility under applicable law shall file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to such Transfer Taxes. For purposes of this Agreement, “Transfer Taxes” shall mean transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer taxes), together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto.

Section 9.5 Procedures Relating to Indemnification of Tax Claims.

(a) If a claim shall be made by any Taxing Authority, for which Seller is or may be liable pursuant to this Agreement, Buyers shall notify Seller in writing within ten (10) business days of receipt by Buyers of notice of such claim (a “Tax Claim”). Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice.

(b) With respect to any Tax Claim, Seller, at Seller’s expense shall control all proceedings taken in connection with such Tax Claim (including selection of counsel), and enable Seller to take all actions that do not materially adversely affect the Buyer or Roanoke. Seller shall permit the Buyers to participate in (but not control) such proceedings through counsel chosen by Buyers (but the fees and expenses of such counsel shall be paid by Buyers). Seller may in their sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect to such Tax Claim, and may initiate any claim for refund, file any amended return, or take any other action which is deemed appropriate by Seller with respect to such Tax Claim, provided such actions do not materially adversely affect the Buyers or Roanoke. Notwithstanding the foregoing, the Seller and Buyer shall jointly control all proceedings in connection with any Tax Claim relating solely to Taxes for a taxable period beginning before the Closing Date and ending after the Closing Date, and shall jointly bear and pay costs and expenses related to such proceedings. No party shall settle a Tax Claim relating solely to Taxes of the Business Pre-Closing Tax Period or taxable period beginning before the Closing Date and ending after the Closing Date without the other party’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed).

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices. All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when telefaxed or sent by e-mail and received, or five (5) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and,

If to Buyer:

Appalachian Natural Gas Distribution Company

271 West Main Street, Suite 200

Abingdon, VA 24210

ATTN: John W. Ebert

jebert@appnetgas.com

with a copy (which shall not itself constitute notice) to:

William Clear

271 West Main Street, Suite 200

Abingdon, VA 24210

wclear@appnetgas.com

If to Seller:

ATTN: John B. Williamson, III

RGC Resources, Inc.

P. O. Box 13007

Roanoke, VA 24030

or to such other address as any such party shall designate by written notice to the other parties hereto.

Section 10.2 Expenses. Seller and Buyer shall each pay their respective expenses (such as legal, investment banker and accounting fees) incurred in connection with the origination, negotiation, execution and performance of this Agreement, provided, however, as set forth in Section 9.4 Buyer and Seller shall be responsible for payment of all Transfer Taxes.

Section 10.3 Non-Assignability. This Agreement shall inure to the benefit of and is binding on the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by any party hereto without the express prior written consent of the other party, in its sole discretion, and any attempted assignment, without such consent, shall be null and void. In no event shall any assignment or transfer hereunder serve to release or discharge the assigning party from any of its duties and obligations hereunder, unless expressly released, in writing, by the non-assigning party.

Section 10.4 Amendment; Waiver. Except as otherwise provided in Section 5.11, this Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by each of the parties hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 10.5 No Third Party Beneficiaries. Except as expressly provided herein, including in Article X hereof, this Agreement is not intended, nor shall it be deemed, construed or interpreted, to confer upon any Person not a party hereto any rights or remedies hereunder.

Section 10.6 Governing Law. This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Virginia, other than matters dealing with the ownership of real property or interests therein, which shall be governed by the laws of the state where such property is located.

Section 10.7 Entire Agreement. This Agreement and the schedules and exhibits hereto and the Confidentiality Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof.

Section10.8 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

Section 10.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Section 10.10 Further Assurances. Upon request from time to time, Seller and Buyer shall execute and/or cause to be executed and delivered such other documents and instruments and shall do such other acts that may be reasonably necessary or desirable, to consummate the transactions contemplated hereby and to carry out the intent of this Agreement.

Section 10.11 Schedules and Exhibits. All exhibits and schedules hereto are hereby incorporated by reference and made a part of this Agreement. Any fact or item which is disclosed on any schedule or exhibit to this Agreement or in the Financial Statements so as to make its relevance to other representations made elsewhere in this Agreement or to the information called for by other schedules or exhibits to this Agreement reasonably apparent shall be deemed to qualify such representations or to be disclosed on such other schedules or exhibits, as the case may be, notwithstanding the omission of a reference or cross-reference thereto. Any fact or item disclosed on any schedule or exhibit hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

Section 10.12 Specific Performance; Limitation on Damages. The parties hereto agree that irreparable damage would occur in the event of any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. IN NO EVENT, HOWEVER, SHALL ANY PARTY AND/OR ITS AFFILIATES BE LIABLE FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING FROM OR RELATING TO (A) ANY CLAIMS FOR INDEMNIFICATION UNDER ARTICLES VIII OR IX OR (B) ANY CLAIMS OR ACTIONS RELATING TO ANY BREACH BY A PARTY IN THE EVENT OF A TERMINATION OF THIS AGREEMENT PURSUANT TO ARTICLE VII.

Section 10.13 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 10.14 Time. Time is of the essence in the performance of this Agreement in all respects.

Section 10.15 Disclosure. Notwithstanding anything to the contrary contained in this Agreement or in any of the Disclosure Schedules, any information disclosed in one Disclosure Schedule (or in any supplemental information) shall be deemed to be disclosed in all Disclosure Schedules to the extent that a reasonable person would consider such information to have been disclosed clearly enough so as to be responsive in respect of the representation and warranty for which such information was not disclosed separately. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made or that it is material, and such information shall not be deemed to establish a standard of materiality.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

SELLER:

ROANOKE GAS COMPANY

By	/s/ John B Williamson, III
John B Williamson, III
President and CEO

BUYER:

APPALACHIAN NATURAL GAS DISTRIBUTION COMPANY

By:	/s/ John W. Ebert
John W. Ebert
CEO

VERIFICATION

STATE OF WEST VIRGINIA	§

CITY OF CHARLESTON	§

The undersigned, being under oath, says that he is the President and CEO of Roanoke Gas Company, one of the Applicants named in the above and foregoing Application, that he/she has read said Application, knows the contents thereof and that the same is true to the best of his/her personal knowledge, information and belief.

/s/ John B. Williamson, III
John B. Williamson, III
President & CEO
ROANOKE GAS COMPANY

Signed and sworn to before me this 16th day of February, 2007, by John B. Williamson, III of Roanoke Gas Company, on behalf of the said corporation.

/s/ Melissa R. Buckner
Notary Public
State of West Virginia

VERIFICATION

STATE OF WEST VIRGINIA	§

CITY OF CHARLESTON	§

The undersigned, being under oath, says that he is the CEO of Appalachian Natural Gas Distribution Company, one of the Applicants named in the above and foregoing Application, that he/she has read said Application, knows the contents thereof and that the same is true to the best of his/her personal knowledge, information and belief. Note that Mr. Ebert has the authority to act as corporate secretary

/s/ John W. Ebert
John W. Ebert
CEO
APPALACHIAN NATURAL GAS DISTRIBUTION COMPANY

Signed and sworn to before me this 16th day of February, 2007, by John W. Ebert of Appalachian Natural Gas Distribution Company, on behalf of the said corporation.

/s/ Melissa R. Buckner
Notary Public
State of West Virginia